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                                                                      EXHIBIT 11

BANC ONE CORPORATION AND SUBSIDIARIES

STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE

$(THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                 THREE MONTHS ENDED          NINE MONTHS ENDED
                                                    SEPTEMBER 30,              SEPTEMBER 30,
                                                ---------------------     -----------------------
                                                  1996         1995          1996          1995
                                                --------     --------     ----------     --------
PRIMARY:
  Earnings:
     Net income...............................  $355,927     $331,017     $1,056,736     $941,017
     Deduct: Dividends on preferred shares....     4,202        4,372         12,741       13,118
                                                --------     --------     ----------     --------
     Net income available to common
       shareholders...........................  $351,725     $326,645     $1,043,995     $927,899
                                                ========     ========     ==========     ========
  Shares:
     Weighted average common shares
       outstanding............................   431,723      431,370        436,261      432,901
     Add: Dilutive effect of outstanding
          options, as determined by the
          application of the treasury stock
          method..............................     3,050        1,521          2,797        1,125
                                                --------     --------     ----------     --------
     Weighted average common shares
       outstanding, as adjusted...............   434,773      432,891        439,058      434,026
                                                ========     ========     ==========     ========
PRIMARY EARNINGS PER COMMON SHARE.............      $.81         $.76          $2.38        $2.14
                                                ========     ========     ==========     ========
FULLY DILUTED:
  Earnings:
     Net income...............................  $355,927     $331,017     $1,056,736     $941,017
                                                ========     ========     ==========     ========
  Shares:
     Weighted average common shares
       outstanding............................   431,723      431,370        436,261      432,901
     Add: Dilutive effect of outstanding
          options, as determined by the
          application of the treasury stock
          method..............................     3,758        2,069          3,615        1,880
     Add: Conversion of preferred stock.......     9,277        9,639          9,398        9,640
                                                --------     --------     ----------     --------
  Weighted average common shares outstanding
     as adjusted..............................   444,758      443,078        449,274      444,421
                                                ========     ========     ==========     ========
FULLY DILUTED EARNINGS PER COMMON SHARE.......      $.80         $.75          $2.35        $2.12
                                                ========     ========     ==========     ========
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